                                                                    EXHIBIT 99.7

March 8, 2001


Board of Directors
Chesterfield Financial Corp.
10801 Western Ave
Chicago, Illinois 60643


Dear Board Members:

This report represents FinPro, Inc.'s ("FinPro") updated independent appraisal of the estimated pro forma market value of the common stock (the "Common Stock") of Chesterfield Financial Corp. (the "Bank") in connection with the Plan of Conversion of the Bank from a federally chartered mutual savings association to a federally chartered stock savings bank. This appraisal update is furnished pursuant to market pricing as of March 7, 2001. FinPro's original appraisal report dated January 18, 2001 included the Bank's results for the four months ended October 31, 2000 and market pricing as of January 11, 2001. FinPro's original appraisal report is incorporated herein by reference.

Pursuant to the Plan of Conversion, (i) the Bank will convert from a federally charted mutual savings association organized in the mutual form to a federal chartered stock savings bank, (ii) the Bank will sell its capital stock to Chesterfield Financial Corp. (the "Holding Company"), a Delaware corporation, and become a wholly owned subsidiary of the Holding Company, and (iii) the Holding Company will offer and sell shares of its common stock in a syndicated community offering.

The Conversion will be a full conversion, without a foundation, and entail an 8% Employee Stock Ownership Plan ("ESOP") amortized over a 15 years, a 4% Management Recognition Plan ("MRP") amortized over 5 years, fixed conversion related expenses of $713,000 plus marketing fees of 1.6%, capped at the midpoint, and an investment rate of 6.11% (the 1 year Treasury rate at October 31, 2000 tax adjusted 38% to 3.79%.


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                           Page 1

It is our understanding that the company will offer its stock in a subscription and community offering to Eligible Account Holders, to the tax qualified Employee Plans, to Supplemental Eligible Account Holders, and to Other Members. This appraisal has been prepared in accordance with Regulation 563b.7 and with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS") which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"). Including the most revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

In the course of preparing our revised appraisal, we reviewed the financial statements of the Bank's operations for the four months ended October 31, 2000, and the Bank's operations and financials for the years ended June 30, 200 and June 30, 1999. We also reviewed the Bank's Application for Approval of Conversion including the Proxy Statement and the Company's Form S-1 registration statement as filed with the Security and Exchange Commission ("SEC"). We have conducted due diligence analysis of the Bank and the company (hereafter, collectively referred to as "the Bank") and held due diligence related discussions with the Bank's management and board, Crowe, Chizek and Company, LLP (the Bank's independent auditor), Trident Securities, Inc. (the Bank's underwriter), and Luse Lehman Gorman Pomerenk & Schick, P.C. (the Bank's special counsel). The valuation parameters set forth in the appraisal were predicated on these discussion but all conclusions related to the valuation were reached and made independent of such discussions.

FinPro's appraisal update is based upon the Bank's representation that the information contained in its prospectus and additional information furnished to us by same is truthful, accurate, and complete. FinPro did not independently verify the financial statements, and other information provided by the Bank, nor did FinPro independently value any of the Bank's assets or liabilities. This appraisal update considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                            Page 2

FinPro's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock in the conversion. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank's pro forma market value. FinPro, Inc. is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by FinPro, Inc. shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FinPro's opinion is based upon circumstances as of the date hereof, including current conditions in the United States securities markets. Events occurring after the date hereof, including, but not limited to, changes affecting the United States securities markets and subsequent results of operations of the Bank could materially affect the assumptions used in preparing this opinion.


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                            Page 3

  --------------------------------------
     Updated Comparable Group Financial
             Comparisons
  --------------------------------------

The following figure presents the financial ratios for the Bank and the Comparable Group.

                   Figure 1 - Key Financial Indicators

--------------------------------------------------------------------------------------------------------------
                                               Chesterfield           Comparable            Comparable
                                                Federal S&L          Group Median          Group Median
                                                Of Chicago             MRQ as of             MRQ as of
                                                 10/31/00              01/11/01               3/7/01
--------------------------------------------------------------------------------------------------------------
Balance Sheet Data
--------------------------------------------------------------------------------------------------------------

Gross Loans to Deposits                           61.10%                82.84%                 82.37%
--------------------------------------------------------------------------------------------------------------

Net Loans to Assets                               51.79%                54.33%                 53.86%
--------------------------------------------------------------------------------------------------------------

Deposits to Assets                                85.60%                65.23%                 65.44%
--------------------------------------------------------------------------------------------------------------

Borrowings to Assets                               0.00%                22.94%                 21.44%
--------------------------------------------------------------------------------------------------------------

Balance Sheet Growth
--------------------------------------------------------------------------------------------------------------

Asset Growth Rate                                 -6.51%                 3.92%                  3.69%
--------------------------------------------------------------------------------------------------------------

Loan Growth Rate                                  -4.78%                 7.37%                  7.61%
--------------------------------------------------------------------------------------------------------------

Deposit Growth Rate                               -8.58%                 1.89%                  3.21%
--------------------------------------------------------------------------------------------------------------

Capital
--------------------------------------------------------------------------------------------------------------

Equity to Assets                                  12.07%                 9.49%                  9.63%
--------------------------------------------------------------------------------------------------------------

Tangible Equity to Assets                         11.79%                 9.36%                  9.56%
--------------------------------------------------------------------------------------------------------------

Intangible Assets to Equity                       01.49%                 0.00%                  0.00%
--------------------------------------------------------------------------------------------------------------

Regulatory Core Capital to Assets                 11.79%                 9.14%                  8.27%
--------------------------------------------------------------------------------------------------------------

Equity plus Reserves to Assets                    12.58%                10.23%                 10.23%
--------------------------------------------------------------------------------------------------------------

Total Capital to Risk Adjusted Assets             29.39%                18.52%                 17.87%
--------------------------------------------------------------------------------------------------------------


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                            Page 4

                                                Chesterfield          Comparable             Comparable
                                                Federal S&LA         Group MRQ as          Group MRQ as
                                                 of Chicago           of 3/7/01              of 3/7/01
                                                  10/31/00
--------------------------------------------------------------------------------------------------------------
Asset Quality
--------------------------------------------------------------------------------------------------------------

Non-Performing Loans to Loans                       0.00%                0.34%                  0.35%
--------------------------------------------------------------------------------------------------------------

Reserves to Non-Performing Loans                      NA               125.85%                137.27%
--------------------------------------------------------------------------------------------------------------

Non-Performing Assets to Assets                     0.00%                0.19%                  0.23%
--------------------------------------------------------------------------------------------------------------

Non-Performing Assets to Equity                     0.01%                2.17%                  2.25%
--------------------------------------------------------------------------------------------------------------

Reserves to Loans                                   0.99%                0.75%                  0.74%
--------------------------------------------------------------------------------------------------------------

Reserves to Non-Performing Assets +                   NA               130.13%                130.13%
90 Days Del.
--------------------------------------------------------------------------------------------------------------

Profitability
--------------------------------------------------------------------------------------------------------------

Return on Average Assets                            0.90%                0.68%                  0.72%
--------------------------------------------------------------------------------------------------------------

Return on Average Equity                            7.61%                7.63%                  8.82%
--------------------------------------------------------------------------------------------------------------

Income Statement
--------------------------------------------------------------------------------------------------------------

Net Interest Margin                                 3.20%                2.90%                  2.95%
--------------------------------------------------------------------------------------------------------------

Interest Income to Average Assets                   6.81%                7.29%                  7.31%
--------------------------------------------------------------------------------------------------------------

Interest Expense to Average Assets                  3.71%                4.29%                  4.50%
--------------------------------------------------------------------------------------------------------------

Net Interest Income to Average Assets               3.09%                2.82%                  2.85%
--------------------------------------------------------------------------------------------------------------

Noninterest Income to Average Assets                0.73%                0.32%                  0.38%
--------------------------------------------------------------------------------------------------------------

Noninterest Expense to Average Assets               2.43%                2.28%                  2.27%
--------------------------------------------------------------------------------------------------------------

Efficiency Ratio                                   63.56%               68.66%                 65.33%
--------------------------------------------------------------------------------------------------------------

Overhead Ratio                                     54.91%               63.37%                 60.54%
--------------------------------------------------------------------------------------------------------------

Source: Offering Prospectus and SNL Securities
Note:   The Bank's October 31, 2000 ratios are four month figures, annualized.


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                            Page 5

The Comparable data did not move materially during the period ranging from January 11, 2001 to March 7, 2001.

On a comparable basis using October 31, 2000 data for the Bank and the most recent quarter for the Comparable Group, the Bank had a slightly lower loan to assets ratio, 51.79%, and a higher deposits to assets ratio, 85.60%, when compared to the Comparable Group's medians of 53.86% and 65.44%, respectively. The Bank has no borrowings, while the Comparable Group has a borrowings to assets ratio of 21.44%

In terms of growth, the Bank's assets, loans and deposits decreased 6.51%, 4.78% and 8.58%, respectively, while the median growth rates of the Comparable Group were 3.69%, 7.61% and 3.21%, respectively.

The Bank had an equity to asset ratio of 12.07% while the Comparable Group had a median equity to asset ratio of 9.63%. The Bank will have a higher level of capital after the conversion, 19.26%, assuming the offering closes at the midpoint.

Based on the similarities of the equity ratios, balance sheet ratios and the minimal shifts in the Comparable Group's medians, no adjustment is warranted for Balance Sheet Strength.

The Bank does not have any nonperforming loans, while the Comparable Group has a median NPL to loans ratio of 0.35%. Additionally, the Bank's reserve to loan ratio of 0.99% is above the Comparable median of 0.74%. Based on these factors the adjustment to market value should remain upward.

The Bank's ROAA and ROAE for the four months ended October 31, 2000 were 0.90% and 7.61%, respectively, while the Comparable Group's ROAA and ROAE, were 0.72% and 8.82%, respectively. The Bank's net interest margin remains 25 basis points above the Comparable Group median. The higher net interest margin and ROAA is partially offset by the lower ROAE, and as such, there should be a slight upward adjustment to market value for earnings.

The Comparable Group's financial condition and results from operations have not changed substantially. Therefore, taken collectively, the changes made for the balance sheet, asset quality and earnings in the original appraisal are still valid.


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                            Page 6

Overall, FinPro believes that the Bank pro forma market value should be discounted relative to the Comparable Group, reflecting the following adjustments.

Key Valuation Parameters                         Valuation Adjustment
================================================================================


Balance Sheet                                    No Adjustment

Asset Quality                                    Upward

Earnings Quality, Predictability and Growth      Slight Upward

Dividends                                        No Adjustment

Liquidity of the Issue                           No Adjustment

Recent Regulatory Matters                        Slight Downward

Market for Seasoned Thrift Stocks                Downward

Acquisition Market                               No Adjustment


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                            Page 7

  ---------------------------------

        THRIFT EQUITY MARKET

  ---------------------------------

This section presents an analysis of the change in the equities market between January 11, 2001 and March 7, 2001. Since January 11, 2001, (the date of the market prices in FinPro's original appraisal), stock prices, as measured by the S&P 500 and Dow Jones indices decreased 4.91% and rose 1.13%, respectively. The market for thrift stocks, as measured by the SNL thrift index, has increased 10.18%. The index changes from January 11, 2001 through March 7, 2001 indicate that the estimated value range should be increased by 5%. The index changes were as follows:

                    Figure 2 - Period Index Change

                                   Index                          1/1/01        3/7/01      $ Change       % Change
                                                                                            ---------------------------
                     SNL Index                                     794.0         874.8        80.79             10.18%
                                                                                            ---------------------------

                                                                                            ---------------------------
                     S&P 500                                     1,326.9       1,261.8       (65.11)            -4.91%
                                                                                            ---------------------------

                                                                                            ---------------------------
                     Dow Jones Industrial Average               10,609.6      10,729.6       120.05              1.13%
                                                                                            ---------------------------


                         All Fully Converted Thrifts              1/1/01        3/7/01      $ Change       % Change

                                                                                            ---------------------------
                     Median Price to LTM Core EPS                   11.8          12.3         0.50              4.25%
                                                                                            ---------------------------

                                                                                            ---------------------------
                     Median Price to Book                           91.0          95.7         4.71              5.17%
                                                                                            ---------------------------

                                                                                            ---------------------------
                     Median Price to Tangible Book                  92.6          97.8         5.13              5.54%
                                                                                            ---------------------------

                                                                                            ---------------------------
                     Median Price to Assets                          9.6           9.8         0.17              1.77%
                                                                                            ---------------------------


                       All Illinois Fully Converted Thrifts       1/1/01        3/7/01      $ Change       % Change

                                                                                            ---------------------------
                     Median Price to LTM Core EPS                   12.4          12.7         0.30              2.43%
                                                                                            ---------------------------

                                                                                            ---------------------------
                     Median Price to Book                           85.6          92.9         7.32              8.56%
                                                                                            ---------------------------

                                                                                            ---------------------------
                     Median Price to Tangible Book                  89.1          92.9         3.83              4.30%
                                                                                            ---------------------------

                                                                                            ---------------------------
                     Median Price to Assets                          9.2          10.5         1.29             14.00%
                                                                                            ---------------------------


                                Comparable Group                  1/1/01        3/7/01      $ Change       % Change

                                                                                            ---------------------------
                     Median Price to LTM Core EPS                   11.8          12.4         0.55              4.65%
                                                                                            ---------------------------

                                                                                            ---------------------------
                     Median Price to Book                           88.6          93.7         5.11              5.77%
                                                                                            ---------------------------

                                                                                            ---------------------------
                     Median Price to Tangible Book                  89.3          93.7         4.39              4.91%
                                                                                            ---------------------------

                                                                                            ---------------------------
                     Median Price to Assets                          9.1           9.2         0.15              1.60%
                                                                                            ---------------------------


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                            Page 8

The median Illinois thrift stock price has increased 10.55% since January 31, 2001.


                    Figure 3 - Illinois Price Change

                                                     1/1/01   1/1/01   3/7/01
                                                     Market   Stock     Stock   Dollar   Percentage
                                                     Value    Price     Price   Change   Change
  Ticker     Short Name                               ($M)     ($)       ($)
----------------------------------------------------------------------------------------------------
             Illinois
  ABCL       Alliance Bancorp                        203.94    22.06    25.94     3.88        14.94%
  BFFC       Big Foot Financial Corporation           21.07    12.25    14.13     1.88        13.27%
  CFSB       Citizens First Financial Corp.           23.34    11.94    14.06     2.13        15.11%
  EFC        EFC Bancorp, Inc.                        50.02    10.25    10.75     0.50         4.65%
  FBCI       Fidelity Bancorp, Inc.                   38.08    18.88    21.00     2.13        10.12%
  FFBI       First Federal Bancshares, Inc.           30.97    13.81    15.19     1.38         9.05%
  FSFF       First SecurityFed Financial, Inc.        74.49    14.81    15.63     0.81         5.20%
  GTPS       Great American Bancorp, Inc.             13.24    12.63    15.94     3.31        20.78%
  HMLK       Hemlock Federal Financial Corp.          17.67    16.50    18.06     1.56         8.65%
  KNK        Kankakee Bancorp, Inc.                   29.29    23.25    22.75    (0.50)       -2.20%
  MAFB       MAF Bancorp, Inc.                       606.22    26.25    26.69     0.44         1.64%
  NBSI       North Bancshares, Inc.                   10.87     9.19    10.50     1.31        12.50%
  PFED       Park Bancorp, Inc.                       21.33    13.75    15.19     1.44         9.47%
  PSFI       PS Financial, Inc.                       14.66    11.25    11.94     0.69         5.76%


             State Average                            82.51    15.49    16.98     1.50         8.81%
             State Median                             26.32    13.78    15.41     1.63        10.55%

  Source:    SNL Securities and FinPro Calculations

This would support a modest increase in the estimated value range.


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                            Page 9

The Comparable Group stock price was flat.

                      FIGURE 4 - COMPARABLE PRICE CHANGE

                                                                  1/1/01     1/1/01       3/7/01
                                                                  Market     Stock         Stock      Dollar      Percentage
                                                                   Value     Price         Price      Change      Change
  Ticker     Short Name                                             ($M)      ($)           ($)
 -----------------------------------------------------------------------------------------------------------------------------
             Comparable Group
  FKFS       First Keystone Financial, Inc.                        23.64      10.50        11.50        1.00        8.70%
  HARL       Harleysville Savings Financial Corporation            37.70      16.50        15.88       (0.63)      -3.94%
  HCBB       HCB Bancshares, Inc.                                  16.43       8.38         8.75        0.38        4.29%
  HMLK       Hemlock Federal Financial Corp.                       17.67      16.50        18.06        1.56        8.65%
  HFBA       HFB Financial Corporation                             15.56      12.00        11.88       (0.13)      -1.05%
  HFBC       HopFed Bancorp, Inc.                                  45.72      11.63        12.25        0.63        5.10%
  IFSB       Independence Federal Savings Bank                     16.04      12.50        11.25       (1.25)     -11.11%
  LSBX       Lawrence Savings Bank                                 45.00      10.31        11.63        1.31       11.29%
  LNCB       Lincoln Bancorp                                       84.90      12.94        12.63       (0.31)      -2.48%
  NMIL       NewMil Bancorp, Inc.                                  41.48      11.50        11.50        0.00        0.00%
  OTFC       Oregon Trail Financial Corp.                          49.53      13.94        14.25        0.31        2.19%
  PBCI       Pamrapo Bancorp, Inc.                                 50.98      19.63        22.25        2.63       11.80%
  PFED       Park Bancorp, Inc.                                    21.33      13.75        15.19        1.44        9.47%
  WVFC       WVS Financial Corp.                                   34.62      12.25        12.50        0.25        2.00%


             Comparable Average                                    35.76      13.02        13.54        0.51        3.79%
             Comparable Median                                     36.16      12.38        12.38        0.00        0.00%
Source:      SNL Securities and FinPro Calculations

This would suggest that no change in the estimated value range is warranted.



--------------------------------------------------------------------------------
Chesterfield Financial Corp., Appraisal update                          Page 10

The median Illinois price to LTM earnings per share and median price to tangible book value 2.43% and 4.30%, respectively.


                   Figure 5 - State Multiple Changes

                                            1/1/01    3/7/01                1/1/01    3/7/01
                                            Core      Core     Percentage    Book      Book     Percentage
                                           LTM EPS   LTM EPS     Change      Value     Value      Change
 Ticker        Short Name                    (x)       (x)        (x)         (%)       (%)        (%)
-----------------------------------------------------------------------------------------------------------
        Illinois
 ABCL   Alliance Bancorp                     13.21     14.41         9.08%  131.64    146.13         11.01%
 BFFC   Big Foot Financial Corporation       49.00     44.14        -9.92%   72.92     82.17         12.69%
 CFSB   Citizens First Financial Corp.       27.76     32.70        17.80%   66.07     77.83         17.80%
 EFC    EFC Bancorp, Inc.                    12.35     12.65         2.43%   75.76     77.23          1.94%
 FBCI   Fidelity Bancorp, Inc.                9.63     11.17        15.99%   89.29     95.37          6.81%
 FFBI   First Federal Bancshares, Inc.          NA        NA           NA    69.20     76.09          9.96%
 FSFF   First SecurityFed Financial, Inc.    11.95     12.60         5.44%   93.05     98.15          5.48%
 GTPS   Great American Bancorp, Inc.         15.98     17.51         9.57%   65.79     81.82         24.37%
 HMLK   Hemlock Federal Financial Corp.      11.15     12.20         9.42%   94.88    103.87          9.48%
 KNK    Kankakee Bancorp, Inc.               14.01     13.70        -2.21%   77.32     75.66         -2.15%
 MAFB   MAF Bancorp, Inc.                    11.51     11.65         1.22%  162.14    159.05         -1.91%
 NBSI   North Bancshares, Inc.                7.35      8.40        14.29%   89.55    102.34         14.28%
 PFED   Park Bancorp, Inc.                   14.03     15.50        10.48%   81.89     90.46         10.47%
 PSFI   PS Financial, Inc.                   10.71     11.37         6.16%   98.77    104.81          6.12%

        State Average                        16.05     16.77         4.49%   90.59     97.93          8.10%
        State Median                         12.35     12.65         2.43%   85.59     92.92          8.56%

                                              1/1/01      3/7/01
                                            Tangible    Tangible    Percentage    1/1/01    3/7/01    Percentage
                                            Bk Value    Bk Value      Change      Assets    Assets      Change
 Ticker        Short Name                      (%)         (%)         (%)          (%)       (%)        (%)
-----------------------------------------------------------------------------------------------------------------
        Illinois
 ABCL   Alliance Bancorp                      132.67      147.12         10.89%    10.34     11.85         14.60%
 BFFC   Big Foot Financial Corporation         72.92       82.17         12.69%     9.92     10.90          9.88%
 CFSB   Citizens First Financial Corp.         66.07       77.83         17.80%     7.09      8.36         17.91%
 EFC    EFC Bancorp, Inc.                      75.76       77.23          1.94%     8.80      8.91          1.25%
 FBCI   Fidelity Bancorp, Inc.                 89.33       95.37          6.76%     6.00      6.55          9.17%
 FFBI   First Federal Bancshares, Inc.         69.24       76.13          9.95%    13.03     14.33          9.98%
 FSFF   First SecurityFed Financial, Inc.      93.22       98.33          5.48%    19.12     20.16          5.44%
 GTPS   Great American Bancorp, Inc.           65.79       81.82         24.37%     8.40     10.37         23.45%
 HMLK   Hemlock Federal Financial Corp.       100.18      109.67          9.47%     6.46      7.07          9.44%
 KNK    Kankakee Bancorp, Inc.                 88.84       86.93         -2.15%     6.55      6.41         -2.14%
 MAFB   MAF Bancorp, Inc.                     199.47      193.39         -3.05%    11.95     11.87         -0.67%
 NBSI   North Bancshares, Inc.                 89.55      102.34         14.28%     8.53      9.74         14.19%
 PFED   Park Bancorp, Inc.                     81.89       90.46         10.47%     9.63     10.64         10.49%
 PSFI   PS Financial, Inc.                     98.77      104.81          6.12%    12.75     13.53          6.12%

        State Average                          94.55      101.69          7.55%     9.90     10.76          8.75%
        State Median                           89.09       92.92          4.30%     9.22     10.51         14.00%

Source SNL Securities and FinPro Calculations

This would suggest a modest increase to the estimated value range is appropriate.

The Comparable Group's median price to LTM earnings per share increased by 4.65% and the median price to tangible book value increased by 4.91%.

                Figure 6 - Comparable Multiple Changes

                                                    ----------------------------------------------------------------------
                                                                              Price Multiple Changes
                                                    ----------------------------------------------------------------------
                                                     1/1/01    3/7/01                1/1/01    3/7/01
                                                    Core      Core      Percentage    Book      Book         Percentage
                                                    LTM EPS   LTM EPS     Change     Value     Value           Change
 Ticker         Short Name                            (x)       (x)        (x)         (%)      (%)             (%)
--------------------------------------------------------------------------------------------------------------------------
         Comparable Group
 FKFS    First Keystone Financial, Inc.                9.46      9.13        -3.49%   88.98     88.33            -0.73%
 HARL    Harleysville Savings Financial                9.71      9.45        -2.68%  117.44    110.24            -6.13%
         Corporation
 HCBB    HCB Bancshares, Inc.                         19.94     20.35         2.06%   58.69     55.98            -4.62%
 HMLK    Hemlock Federal Financial Corp.              11.00     12.20        10.91%   94.88    103.87             9.48%
 HFBA    HFB Financial Corporation                    13.33     12.37        -7.20%   84.69     78.75            -7.01%
 HFBC    HopFed Bancorp, Inc.                            NM        NM           NM   101.00    106.43             5.38%
 IFSB    Independence Federal Savings Bank            11.06     14.06        27.12%   70.50     63.45           -10.00%
 LSBX    Lawrence Savings Bank                        12.58     11.86        -5.72%   88.22     96.96             9.91%
 LNCB    Lincoln Bancorp                              18.75     18.57        -0.96%   87.77     80.93            -7.79%
 NMIL    NewMil Bancorp, Inc.                         10.75     10.18        -5.30%  115.58    111.11            -3.87%
 OTFC    Oregon Trail Financial Corp.                 25.34     26.89         6.12%   84.68     83.82            -1.02%
 PBCI    Pamrapo Bancorp, Inc.                        11.82     13.09        10.74%  110.56    124.23            12.36%
 PFED    Park Bancorp, Inc.                           13.22     15.50        17.25%   81.89     90.46            10.47%
 WVFC    WVS Financial Corp.                           8.28      8.45         2.05%  127.87    127.42            -0.35%

         Comparable Average                           13.48     14.01         3.91%   93.77     94.43             0.70%
         Comparable Median                            11.82     12.37         4.65%   88.60     93.71             5.77%

                                                   ----------------------------------------------------------------------
                                                                              Price Multiple Changes
                                                   ----------------------------------------------------------------------
                                                      1/1/01      3/7/01
                                                    Tangible    Tangible    Percentage    1/1/01    3/7/01    Percentage
                                                    Bk Value    Bk Value      Change      Assets    Assets      Change
 Ticker         Short Name                             (%)         (%)          (%)         (%)       (%)         (%)
-------------------------------------------------------------------------------------------------------------------------
         Comparable Group
 FKFS    First Keystone Financial, Inc.                88.98       88.33         -0.73%     5.10      5.45          6.86%
 HARL    Harleysville Savings Financial               117.44      110.24         -6.13%     7.55      6.87         -9.01%
         Corporation
 HCBB    HCB Bancshares, Inc.                          59.23       56.42         -4.74%     5.85      5.87          0.34%
 HMLK    Hemlock Federal Financial Corp.              100.18      109.67          9.47%     6.46      7.07          9.44%
 HFBA    HFB Financial Corporation                     86.27       80.02         -7.24%     7.49      7.36         -1.74%
 HFBC    HopFed Bancorp, Inc.                         101.00      106.43          5.38%    20.02     21.10          5.39%
 IFSB    Independence Federal Savings Bank             74.85       67.37         -9.99%     6.35      5.72         -9.92%
 LSBX    Lawrence Savings Bank                         88.22       96.96          9.91%    10.82     12.28         13.49%
 LNCB    Lincoln Bancorp                               89.66       83.00         -7.43%    17.03     14.33        -15.85%
 NMIL    NewMil Bancorp, Inc.                         115.58      111.11         -3.87%    10.20     10.09         -1.08%
 OTFC    Oregon Trail Financial Corp.                  84.68       83.82         -1.02%    12.73     13.11          2.99%
 PBCI    Pamrapo Bancorp, Inc.                        110.56      124.23         12.36%    11.18     12.31         10.11%
 PFED    Park Bancorp, Inc.                            81.89       90.46         10.47%     9.63     10.64         10.49%
 WVFC    WVS Financial Corp.                          127.87      127.42         -0.35%     8.53      8.36         -1.99%

         Comparable Average                            94.74       95.39          0.68%     9.92     10.04          1.17%
         Comparable Median                             89.32       93.71          4.91%     9.08      9.23          1.60%

Source: SNL Securities and FinPro Calculations

This would also suggest a modest increase to the estimated value range is appropriate.


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                           Page 11

  ---------------------------
       RECENT CONVERSIONS
  ---------------------------

Recent conversions have preferred acceptably in the after market.

           Figure 7 - Recent Standard Conversion Performance

                                                                    -----------------------------------------------
                                                                                  Percent Change from IPO
                                                                    -----------------------------------------------
                                                                    After    After    After       After                   Current
                                                        IPO        1 Day   1 Weeks   1 Month    3 Months    to date     Stock Price
     Ticker                 Short Name                 Date         (%)     (%)         (%)         (%)        (%)          3/7/01
-----------------------------------------------------------------------------------------------------------------------------------
  FFBI         First Federal Bancshares, Inc.          9/28/00     26.88    27.50      26.88       33.75      51.88        15.1875
  DFBS         DutchFork Bancshares, Inc.               7/6/00      0.00     0.00       3.13       21.88      68.75        16.8750
-----------------------------------------------------------------------------------------------------------------------------------
  Q3`00        Average                                             13.44    13.75      15.01       27.82      60.31         16.031
               Median                                              13.44    13.75      15.01       27.82      60.31         16.031
-----------------------------------------------------------------------------------------------------------------------------------

  BHL          Berkshire Hills Bancorp, Inc.           6/28/00     23.13    26.25      28.13       41.25      82.00        18.2000
  PORT         Port Financial Corp.                    4/12/00     10.00     7.50      21.25       33.75      89.38        18.9375
-----------------------------------------------------------------------------------------------------------------------------------
  Q2`00        Average                                             16.57    16.88      24.69       37.50      85.69         18.569
               Median                                              16.57    16.88      24.69       37.50      85.69         18.569
-----------------------------------------------------------------------------------------------------------------------------------

  PCBI         Peoples Community Bancorp, Inc.         3/30/00     14.38    14.38       5.63        5.00      48.75        14.8750
  SBMC         Connecticut Bancshares, Inc.             3/2/00      2.50    -0.63       8.13       37.50     103.75        20.3750
  SFBI         Security Financial Bancorp, Inc.         1/5/00     -7.50   -10.00      -5.00       20.00      65.00        16.5000
-----------------------------------------------------------------------------------------------------------------------------------
  Q1`00        Average                                              3.13     1.25       2.92       20.83      72.50         17.250
               Median                                               2.50    (0.63)      5.63       20.00      65.00         16.500
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
  2000         Average                                              9.91     9.29      12.59       27.59      72.79          17.28
               Median                                              10.00     7.50       8.13       33.75      68.75          16.88
-----------------------------------------------------------------------------------------------------------------------------------

  MFSF         MutualFirst Financial Inc.             12/30/99     -3.75    -5.63      -8.13      -10.00      45.00        14.5000
  AMFH         American Financial Holdings, Inc.      11/30/99     25.94    20.00      25.63       13.13     116.88        21.6875
  IGAF         Jade Financial Corp.                    10/5/99      8.60     0.78       1.56        6.25      67.19        13.3750
  EVRT         EverTrust Financial Group, Inc.         10/4/99      9.38     5.00       0.00       -6.88      36.25        13.6250
-----------------------------------------------------------------------------------------------------------------------------------
  Q4`99        Average                                             10.04     5.04       4.77        0.63      66.33         15.797
               Median                                               8.99     2.89       0.78       (0.32)     56.09         14.063
-----------------------------------------------------------------------------------------------------------------------------------

  FCFN         First Community Financial Corporation   6/22/99      8.75    11.67      16.67       10.00      26.25        18.9375
  FBEI         First Bancorp of Indiana, Inc.           4/7/99     -8.12    -8.13      -5.00        0.63      40.63        14.0625
-----------------------------------------------------------------------------------------------------------------------------------
  Q2`99        Average                                              0.32     1.77       5.84        5.32      33.44         16.500
               Median                                               0.32     1.77       5.84        5.32      33.44         16.500
-----------------------------------------------------------------------------------------------------------------------------------

  TRYF         Troy Financial Corporation              3/31/99      0.00    -5.63       1.88        5.63      54.38        15.4375
  WRO          Woronoco Bancorp Inc.                   3/19/99     -4.37    -3.13     -10.00       -2.50      45.00        14.5000
  COHB         Cohoes Bancorp Inc.                      1/4/99     13.75    15.31      10.00        3.75      93.13        19.3125
  FPFC         First Place Financial Corp.              1/4/99      7.50    14.38       6.88        0.63      19.38        11.9375
-----------------------------------------------------------------------------------------------------------------------------------
  Q1`99        Average                                              4.22     5.23       2.19        1.88      52.97         15.297
               Median                                               3.75     5.63       4.38        2.19      49.69         14.969
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
  1999         Average                                              5.77    4 .46       3.95        2.06      54.41         15.738
               Median                                               8.05     2.89       1.72        2.19      45.00         14.500
-----------------------------------------------------------------------------------------------------------------------------------

Source:  SNL Securities and FinPro Calculations

This data would suggest that a modest increase to the estimated value range is appropriate.


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                           Page 12

  ----------------------------

           DEAL SIZE
  ----------------------------

The amount of market capitalization, impacts the pricing of an institution as small cap companies suffer from weak liquidity, limited research and press coverage, limited resources and the lack of economies of scale. The following figure illustrates that there is a clear correlation between the amount of market capitalization and the price to book and price to tangible book multiples. In fact, the largest segment trades at almost a 100% premium to the smallest segment on a price to tangible book multiple. The price to earnings multiple is relatively consistent across the segments. This data would suggest that thrifts trade more on an earnings basis than a tangible book basis.

           Figure 8 - Industry Multiples By Market Capitalization

                         -----------------------------------------------------------------------------------------
                  Current                         Current Price in Relation to
                         -----------------------------------------------------------------------------------------
                   Market                              Price/         Price/     Tangible
                   Value    Earnings   LTM EPS      LTM Core EPS       Core     Book Value    Book Value    Assets
  Count             ($M)         (x)       (x)               (x)         (x)           (%)           (%)       (%)
     44              **15      11.47     11.46             11.12       12.98         75.35         75.86      7.75
     49     ***15 -  **25      12.88     13.21             13.59       13.02         86.37         87.99      9.97
     44     ***25 -  **50      11.84     11.25             11.59       12.25         89.88         92.41      8.02
     54     ***50 - **125      11.41     11.64             11.68       11.57        101.52        111.11      9.99
     56             * 125      13.45     13.23             13.35       13.83        144.08        161.61     12.19

Source: SNL Securities, FinPro calculations

The Bank is expected to have market capitalization of $32.6 million after its conversion. Using the $25 million to $50 million market capitalization multiples, at the supermaximum, the Bank is fully priced on an EPS basis at 11.36x and at a reasonable discount of 35.40% on a tangible book basis.

*    Greater than
**   Less than
***  Greater than or equals to

________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                           Page 13

  --------------------------------
    CITIZENS FIRST BANCORP, INC.
          CONVERSION
  --------------------------------

Citizens First Bancorp, Inc. ("Citizens") was a standard conversion which began trading on 4March 7, 2001. Citizens' offering closed at 8,821,075 shares or the supermaximum of the estimated value range. The pro forma pricing multiples at the supermaximum were 8.68x earnings per share and 66.40% of book value per share, based on data at or for the five months ended August 31, 2000.

On the first day of trading, Citizens stock price rose from $10.000 per share to $13.813 per share. Based on the first day closing price of $13.813 per share, the resultant pro forma trading multiples are 12.01x earnings per share and 91.72% of book value per share.

All other things being equal, this recent standard conversion would indicate that the Chesterfield estimated value range should be adjusted upward.

              Figure 9 - Citizens Ipo And Trading Multiples

                                                                   Stock      Tang. Book           Core
                                                                   Price         Value              EPS
  -------------------------------------------------------------------------------------------------------
  Citizens' Pro Forma IPO Multiples                              $  10.00         66.40%             8.68

  Citizens' Pro Forma Trading Multiples 3/07/01                  $  13.81         91.72%            12.01

  --------------------------------------------------------------------------------------------------------
  Percentage Increase from IPO                                      38.13%        38.13%            38.36%
  --------------------------------------------------------------------------------------------------------

Source: SNL Securities, FinPro calculations

However, Citizens and Chesterfield are not directly comparable. Citizens has
         -----------------------------------------------------
assets of $806 million compared to Chesterfield's $398 million in assets. The pro forma market capitalization of Citizens at IPO was $88 million as compared to $43 million (at the supermaximum) for Chesterfield. The Deal Size Section of this document illustrates that there is a clear relationship between market capitalization and pricing multiples. Thrifts with larger market capitalization trade at higher price to book and price to earnings multiples relative to thrifts with lower market capitalization.


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                           Page 14

        Figure 10 - Citizens Trading Multiples Relative To Similar Size

                                                                           Tang. Book        Core
                                                                             Value            EPS
 --------------------------------------------------------------------------------------------------
 Citizens' Pro Forma Trading Multiples                                         91.72%        12.01

 Similar Size Pricing Multiples                                               111.11%        11.68

 --------------------------------------------------------------------------------------------------
 Premium/(Discount) to Similar Size                                           -17.45%         2.83%
 --------------------------------------------------------------------------------------------------

Source: SNL Securities, FinPro calculations

In addition to the difference in size, Citizens is a superior earner and will have less excess capital, as a percentage of assets, to leverage. The following table illustrates selected financial data for the two institutions, which clearly shows that Citizens is not directly comparable to Chesterfield.

      Figure 11 - Selected Financial Data For Citizens And Chesterfield

      ---------------------------------------------------------------------------------------
                                                        Citizens First           FS&LA of
                   YTD 09/00                             Savings Bank             Chicago
      ---------------------------------------------------------------------------------------
       Total Assets ($000)                                    806,380                301,684
       Loans/ Assets (%)                                        80.94                  51.87
       Deposits/Assets (%)                                      80.43                  86.50
       Borrowings/Assets (%)                                     9.46                   0.00
       Equity Cap/ Total Assets (%)                              8.41                  11.89
       Tangible Equity/Tangible Assets (%)                       8.41                  11.68
       NPLs/Tot Lns (%)                                          0.28                   0.02
       NPAs/Tot Lns (%)                                          0.41                   0.02
       Reserves/Loans (%)                                        1.63                   0.84
       ROAA (%)                                                  1.05                   0.86
       ROAE (%)                                                 12.43                   7.52
       Net Interest Margin (%)                                   3.41                   3.09
       Interest Income/ AA (%)                                   7.44                   6.60
       Interest Expense/ AA (%)                                  4.13                   3.63
       Net Interest Income/AA (%)                                3.31                   2.97
       Non Interest Income/AA (%)                                0.65                   0.77
       Non Interest Expense/ AA (%)                              2.43                   2.37

      Note: Data presented was compiled from SNL DataSource using bank level common regulatory data, which may differ from the consolidated GAAP data.


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                           Page 15

  --------------------------------

         DECLINING RATES

  --------------------------------

Since the date of the original appraisal market data of January 11, 2001 interest rates have declined. In compiling the original pro formas, the 1 Year US Treasury was trading at 6.11%. As of March 7, 2001 the 1 Year Treasury was trading at 4.48%, a decline of 1.63% or 26.7%. If this assumption were updated through March 7, 2001 to reflect the dramatically lower reinvestment rate, the pro forma price to earnings multiples would increase dramatically. This would have a downward impact on value and should be considered in the valuation.

   Figure 12 - Effect Of Change In Interest Rates On The Pro Forma Price To
                         Earnings Multiple

                                                           Price to Earnings Multiple
                                          -----------------------------------------------------------
                                          -----------------------------------------------------------
                                    Yield   Minimum   Mid point         Maximum        Super Maximum
-----------------------------------------------------------------------------------------------------
 1 Year CMT at 10/31/00              6.11%     8.20        9.26           10.20                11.36

 1 Year CMT at 03/07/01              4.48%     8.85       10.20           11.36                12.66

-----------------------------------------------------------------------------------------------------
 Percentage Increase/(Decrease)                7.93%      10.15%          11.37%               11.44%
-----------------------------------------------------------------------------------------------------

 Source: Federal Reserve, FinPro calculations


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                           Page 16

  ------------------------------

     VALUATION DETERMINATION

  ------------------------------


As in our initial appraisal, FinPro has analyzed the pro forma price to earnings, pro forma price to tangible book and pro forma price to book ratios in combination with one another in determining an appropriate pro forma estimated market value for the Bank. Additional supporting data is as follows:

          Exhibit 1 - Market Multiple Comparison 01/11/01 to 03/07/01

          Exhibit 2 - Comparable Group, Illinois Thrifts

          Exhibit 3 - 1998-to-Date Standard Conversions

          Exhibit 4 - Selected Data on All Public Thrifts

          Exhibit 5 - Appraisal Pro Forma October 31, 2000 - Full Offering 12
                      Months

          Exhibit 6 - Appraisal Pro Forma October 31, 2000 - Full Offering 4
                      Months

          Exhibit 7 - Appraisal Pro Forma June 30, 2000 - Full Offering 12
                      Months

          Exhibit 8 - Chesterfield's December 31, 2000 TFR

Since the date of the original appraisal, the median Comparable Group stock price has remained flat (Figure 4). The SNL index increased 10.18%, while the S&P index decreased 4.91% (Figure 2). The Comparable Group median price to tangible book multiple increased 4.91% and the median price to core earnings multiple increased 4.65%. The Illinois State median price to tangible book multiple increased 4.30% and the median price to core earnings increased 2.43%.

The change in market prices would indicate that a modest upward adjustment of 5% is warranted at this time. Additionally, the level of subscriptions and aftermarket performance of recent conversions suggest that a modest increase of the estimated value range is appropriate.


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                           Page 17

Based upon these factors, FinPro believes that an increased valuation range of $32,550,000 at the midpoint, $27,667,500 at the minimum and $37,432,500 at the maximum ($43,047,380 at the adjusted maximum) is appropriate. The resulting pro forma pricing ratios to the Comparable Group, Illinois thrifts and all public thrifts are as follows:

       Figure 13 - Updated Pricing Multiples To The Comparable Group

                                               -----------------------------------------------------------------------------
                                                 Bank         Comparables            State                   National
                                               -----------------------------------------------------------------------------
                                                            Mean      Median    Mean     Median         Mean       Median
                                                       ---------------------------------------------------------------------
                                          Min    8.20
Price-Core Earnings Ratio P/E             Mid    9.26         14.01    12.37      16.77   12.65          14.34      12.26
                                          Max   10.20
                                          Smax  11.36

                                          Min   46.66%
Price-to-Book Ratio P/B                   Mid   51.23%        94.43%   93.71%     97.93%  92.92%        106.54%     95.73%
                                          Max   55.19%
                                          Smax  59.14%

                                          Min   47.19%
Price-to-Tangible Book Ratio P/TB         Mid   51.79%        95.39%   93.71%    101.69%  92.92%        115.37%     97.75%
                                          Max   55.74%
                                          Smax  59.70%

                                          Min    8.59%
Price-to-Assets Ratio P/A                 Mid    9.97%        10.04%    9.23%     10.76%  10.51%         10.56%      9.80%
                                          Max   11.32%
                                          Smax  12.83%

Source: FinPro Computations
Note: The Bank's pro forma multiples reflect results as of October 31, 2000 and market data as of March 7, 2001.


                 Figure 14 - Value Range Offering Data

                                          -------------------------------------------------------------------------------
                                                                          Appraised Value
                                          -------------------------------------------------------------------------------
Conclusion                                         Minimum            Midpoint           Maximum           SuperMaximum *
                                          -------------------------------------------------------------------------------
  Total Shares                                      2,766,750          3,255,000          3,743,250            4,304,738
  Price per Share                               $          10      $          10      $          10        $          10
  Full Conversion Value                         $  27,667,500      $  32,550,000      $  37,432,500        $  43,047,380
  Exchange Shares                                           0                  0                  0                    0
  Exchange Percent                                       0.00%              0.00%              0.00%                0.00%
  Conversion Shares                                 2,766,750          3,255,000          3,743,250            4,304,738
  Conversion Percent                                   100.00%            100.00%            100.00%              100.00%
  Gross Proceeds                                $  27,667,500      $  32,550,000      $  37,432,500        $  43,047,380
  Exchange Value                                $           -      $           -      $           -        $           -
  Exchange Ratio                                       0.0000             0.0000             0.0000               0.0000
                                          -------------------------------------------------------------------------------

* SuperMaximum is an is 15% above the maximum overallotment option that amount.

Source: FinPro Computations


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                           Page 18

                 Figure 15 - Value Range Pricing Multiple Data

                                                --------------------------------------------------------------
                                                                         Appraised Value
                                                --------------------------------------------------------------
Conclusion                                          Minimum       Midpoint         Maximum     SuperMaximum *
                                                --------------------------------------------------------------
----------------------------------
 Pro-forma Ratios
----------------------------------
 Price/EPS without Adjustment                          8.20              9.26          10.20            11.36
 Price/EPS with Adjustment                             8.20              9.26          10.20            11.36
 Price/Book Value per Share                           46.66%            51.23%         55.19%           59.14%
 Price/Tangible Book Value                            47.19%            51.79%         55.74%           59.70%
 Market Value/Assets                                   8.59%             9.97%         11.32%           12.83%
                                                --------------------------------------------------------------

 Source:  FinPro Computations


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                           Page 19

  -----------------------------

      VALUATION CONCLUSION

  -----------------------------


Historically, FinPro has not moved an Estimated Valuation Range ("EVR") up or down unless a material change in the market (typically greater than or equal to 15% in either direction) has occurred. Clearly that is not the case in this situation. As shown earlier in this document, the market has moved upward by approximately 5%.

It was suggested to FinPro by the OTS that the strong upward after market performance of Citizens Financial Corp, Inc. is one indicator of the need for a higher EVR. If Citizens were comparable to Chesterfield, this would be true and FinPro would adjust the EVR accordingly. In this case however, FinPro does not believe that Citizens Financial Corp, Inc. is comparable to Chesterfield and, as such, although its after market performance is interesting, it is not directly relevant to Chesterfield, and no adjustment to the estimated value range for this factor was made.

The OTS further indicated that it believed the overall price to book and price to tangible book multiples were low. The revised price to book is 51.23% and the revised price to tangible book is 51.79% at the midpoint of the EVR.

As of March 8, 2001, it is FinPro's opinion that the estimated pro forma market value of the Company in a full offering is $32,550,000 at the midpoint, $27,667,500 at the minimum, $37,432,500 at the maximum and $43,047,380 at the supermaximum.

This represents a 5% increase over the estimated pro forma market value of the Company in a full offering as shown in the January 11, 2001 Conversion Valuation Appraisal.


                               Respectfully Submitted,

                               FinPro, Inc.


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                           Page 20

                               List of Exhibits
                         Chesterfield Financial Corp.

Exhibit

   1. Market Multiples Comparison - 01/11/01 to 03/07/01

   2. Industry Multiples - Comparable Group, Illinois Thrifts

   3. Select Market Data - 1998-to-Date Standard Conversions

   4. Selected Data on All Public Thrifts

   5. Appraisal Pro Forma October 31, 2000 - Full Offering 12 Months

   6. Appraisal Pro Forma October 31, 2000 - Full Offering 4 Months

   7. Appraisal Pro Forma June 30, 2000 - Full Offering 12 Months

   8. Chesterfield's December 31, 2000 TFR


________________________________________________________________________________
Chesterfield Financial Corp., Appraisal update                           Page 21